Exhibit (k)(vii)

AMENDED AND RESTATED ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

This AMENDED AND RESTATED ADMINISTRATION AND FUND ACCOUNTING AGREEMENT (“Agreement”) is made as of February 28, 2025, by and among each of the XAI Funds Complex funds identified on Appendix A hereto (each a “Fund” and collectively the “Funds” or the “Fund Complex”), and Paralel Technologies LLC, a Delaware Limited Liability Company (the “Administrator”).

WHEREAS, the XAI Octagon Floating Rate & Alternative Income Trust (“XFLT”) previously entered into an Administration and Fund Accounting Agreement with Paralel on August 28, 2023 (the “Original Agreement”);

WHEREAS, XFLT and Paralel with to amend and restate the Original Agreement as herein provided to additional Funds and make other updates and revisions;

WHEREAS, each Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a closed-end management investment company;

WHEREAS, each Fund and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide Services (as defined below) to the Funds.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Administrator Appointment and Duties.

(a)	The Funds hereby appoint Administrator to provide the administration and fund accounting services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth (“Services”). Administrator hereby accepts such appointment and agrees to furnish the Services. Administrator shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Funds. The Funds acknowledge that Administrator does not render legal, tax or investment advice and that Administrator is not a registered broker-dealer.

(b)	Administrator may employ or associate itself with such person(s) or organization(s) as Administrator believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person(s) or organization(s) shall be paid by and be the sole responsibility of Administrator, and the Funds shall bear no cost or obligation with respect thereto; and provided further that Administrator shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person(s) or organization(s) taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	Administrator Compensation; Expenses.

(a)	In consideration for the Services to be performed hereunder by Administrator, the Funds shall pay Administrator the fees listed in Appendix C hereto. Notwithstanding anything to the contrary in this Agreement, fees billed for the Services to be performed by Administrator under this Agreement are based on information provided by the Funds and such fees are subject to renegotiation between the parties to the extent such information is determined by Administrator to be materially different from what a Fund originally provided to Administrator. Fees paid to Administrator will be calculated and accrued daily and payable monthly by the Funds, including for any partial months in which this Agreement begins or terminates. On each January 1 (pro-rated for a previous partial year), the minimum fees reflected in the Appendix C shall be increased by a cost of living adjustment equal to the change in the Consumer Price Index for the Denver-Aurora-Lakewood, CO region (the “CPI”) for the twelve-month period ending with the month preceding such annual anniversary date. Administrator will provide notice to the Funds of the amount of such any such cost-of-living adjustment at or prior to its implementation. Any CPI adjustments not charged in any given year may be included in prospective CPI fee adjustments in future years.

(b)	Administrator will bear all expenses in connection with the Services under this Agreement, except as otherwise provided herein and in Appendix D. Administrator will not bear any of the costs of Fund officers, unless otherwise agreed. All expenses related to the operations of the Funds (even if completed by Administrator) shall be borne by the Funds or such Fund’s investment advisor (or sub-advisor), including, but not limited to: initial organization and offering expenses; any secondary offering expenses; litigation expenses (subject to Section 4); expenses related to any requests from, or as otherwise required by, any regulatory body concerning the Funds or the Funds’ investment advisor (or sub-advisor) (subject to Section 4); taxes; expenses relating to listing of any Fund’s securities on an exchange; expenses related to assistance with any tender offers or repurchase offers (if applicable); transfer agency and custodial expenses; interest; trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of any Fund’s existence; printing and delivery of materials in connection with meetings of any Fund’s trustees; filing, printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data; expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”), and any fees and expenses upon termination as provided in this Agreement.

(c)	The Funds agree to pay all amounts due hereunder within thirty (30) days of receipt of each invoice. Except as provided in Appendix C, Administrator shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Administrator). Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance to the extent permitted by law.

3.	Right to Receive Advice.

(a)	Advice of a Fund and Service Providers. If Administrator is in doubt as to any action it should or should not take, Administrator may request directions, advice or instructions from such Fund or, as applicable, the Fund’s investment adviser, custodian or other service providers to the Fund.

(b)	Advice of Counsel. If Administrator is in doubt as to any question of law pertaining to any action it should or should not take, Administrator may request advice from counsel of its own choosing (who may be counsel for a Fund, such Fund’s investment adviser, or Administrator, at the option of Administrator). Should the Administrator use its own legal counsel, it will be responsible for its expense.

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions Administrator receives from a Fund or any service provider and the advice Administrator receives from counsel, Administrator may in its sole discretion rely upon and follow the advice of counsel. Administrator will provide such Fund with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Fund. Upon request, Administrator will provide the Fund with a copy of such advice of counsel.

4.	Standard of Care; Limitation of Liability; Indemnification.

(a)	Administrator shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)	In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by Administrator in the performance of its duties, obligations or responsibilities set forth in this Agreement, Administrator and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Funds agree to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to Administrator by a Fund or the Fund’s investment adviser, sub-adviser, custodian or any other service providers on behalf of the Fund;

(ii)	any error of judgment or mistake of law of Administrator in connection with the matters to which this Agreement relates;

(iii)	any actions taken on advice of counsel and/or on any advice as detailed in Section 3;

(iv)	losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control;

(v)	Administrator’s reliance on any instruction, direction, notice, instrument or other information from any authorized person, as designated by a Fund’s Board of Trustees from time to time, of a Fund and its service providers, that Administrator reasonably believes to be genuine;

(vi)	loss of data or service interruptions caused by equipment failure (provided that, if such equipment is under Administrator’s control, reasonable care has been taken to maintain such equipment); or

(vii)	any other action or omission to act which Administrator takes in connection with the provision of Services to a Fund.

(c)	Administrator shall be entitled to rely on information and data provided by third-party service provider(s) (including pricing vendors authorized or directed by a Fund or the adviser pursuant to Section 14(b)), the Funds’ adviser, or other authorized representative of such parties without further investigation or verification, provided that Administrator has no reason to believe that such information or data is inaccurate or unreliable.

(d)	Administrator shall indemnify and hold harmless each Fund, each Fund’s investment adviser, each Fund’s investment sub-adviser and their respective officers, Trustees, agents and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from Administrator’s willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(e)	Notwithstanding anything in this Agreement to the contrary, (i) neither party shall be liable under this Agreement to the other party hereto, or to any other party, for any punitive, consequential, special or indirect losses or damages; and (ii) Administrator will not be liable for any trading losses, lost revenues, lost profits, whether or not such damages were foreseeable or Administrator was advised of the possibility thereof.

(f)	In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party (although the failure to do so shall not prevent recovery by the Indemnified Party) and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

5.	Force Majeure. Other than as to payment obligations, no party shall be liable for losses, delays, failures, errors, interruptions or losses of data in its performance of its obligations under this Agreement if and to the extent it is caused, directly or indirectly, by reason of circumstances beyond their reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party. In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

6.	Activities of Administrator; Web Portal.

(a)	The Services rendered by Administrator under this Agreement are not to be deemed exclusive and Administrator shall be free to render similar services to others. The Funds recognize that, from time to time, directors, officers and employees of Administrator may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include Administrator as part of their name and that Administrator or its affiliates may enter into administration, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

(b)	Administrator may require the Funds or their adviser to enter into an additional agreement or agree to certain terms of use relating to the creation of, or to obtain access to Administrator’s web portal. Administrator is not obligated to provide access to such web portal (and this Agreement does not create any such obligation). Administrator may discontinue or suspend the availability of any web portal at any time without prior notice; Administrator will endeavor to notify the Funds as soon as reasonably practicable of such action if it occurs. If access is provided to a web portal, with or without the parties entering into additional agreements or terms of use, the Funds acknowledge that Administrator does not guarantee the accuracy of any information or services provided in or by the web portal. Further, Funds acknowledge that Administrator and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Funds agree to indemnify, defend and hold harmless such persons from any claim, loss, or other damage (as otherwise described in Section 4(b)) arising directly or indirectly from the Funds’ or service providers’ use of the web portal and/or any information or service provide therein unless resulting directly from Administrator's willful misfeasance, bad faith or gross negligence.

7.	Accounts and Records. The accounts and records maintained by Administrator shall be the property of the Funds. Administrator shall prepare, maintain, and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. Administrator shall surrender such accounts and records to such Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Fund. The Funds shall have access to such accounts and records at all times during Administrator’s normal business hours. Upon the reasonable request of a Fund, copies of any such books and records shall be provided by Administrator to the Fund at that Fund’s expense. Administrator shall assist the Funds, the Funds’ independent auditors, or, upon approval of a Fund, any regulatory body, in any requested review of a Fund’s accounts and records and reports by Administrator or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. The Funds agree to cooperate with Administrator and take delivery of Fund records within 120 days of termination of this Agreement and to pay all reasonable costs associated with the return of Fund records to the Funds.

8.	Confidential and Proprietary Information. Administrator agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to a Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund. Administrator further agrees that it will not use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from a Fund, which approval shall not be unreasonably withheld. Approval may not be withheld where Administrator may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by a Fund. When requested to divulge such information by duly constituted authorities, Administrator shall (I) if permitted by applicable law, as soon as reasonably practicable, notify the relevant Fund in order to provide the Fund the opportunity to pursue such legal or other action as the Fund may desire to prevent or limit the release of such information, (ii) provide reasonable assistance to the relevant Fund in the Fund’s efforts to prevent or limit the release of such information, and (iii) use reasonable commercial efforts to request confidential treatment of such information. Administrator shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent loss, damage or unauthorized access to or use of records and information relating to the Funds and their current and former shareholders.

9.	Compliance with Rules and Regulations. Administrator shall comply (and to the extent Administrator takes or is required to take action on behalf of the Funds hereunder shall cause the Funds to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and codes of ethics, as well as all investment restrictions, policies and procedures adopted by the Funds of which Administrator has knowledge (it being understood that Administrator is deemed to have knowledge of all investment restrictions, policies or procedures set out in each Fund’s public filings or otherwise provided to Administrator). Except as set out in this Agreement, Administrator assumes no responsibility for such compliance by the Funds. Administrator shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services, and shall provide to the Funds (i) a certification to such effect no less frequently than annually or as otherwise reasonably requested by a Fund or the Funds’ Chief Compliance Officer, and (ii) a certification that there are no Material Compliance Matters (as defined in Rule 38a-1 under the 1940 Act) involving the Administrator that affect or could affect a Fund no less frequently than quarterly or as otherwise reasonably requested by the Funds or the Funds’ Chief Compliance Officer. Administrator shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Funds or the Funds’ Chief Compliance Officer.

Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in the Funds’ prospectus(es) and statement(s) of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of the Funds or the Funds’ adviser, as applicable. Administrator will perform Portfolio Compliance testing (post-trade, T+2) to test each Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between Administrator and the Funds. Administrator will report violations, if any, to the Funds and the Funds’ Chief Compliance Officer as promptly as practicable following discovery.

The Funds agree and acknowledge that Administrator’ performance of the Portfolio Compliance Testing shall not relieve the Funds or the Funds’ investment adviser or sub-adviser(s) of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and Administrator is not responsible and shall not be held liable for the Funds’ Portfolio Compliance or any act or omission of the Funds, the Funds’ adviser or sub-adviser, as applicable, related to such Portfolio Compliance unless arising directly or indirectly from Administrator’s willful misfeasance, bad faith, gross negligence or reckless disregard by Administrator in the performance of its duties, obligations or responsibilities set forth in this Agreement.

10.	Representations and Warranties of Administrator. Administrator represents and warrants to the Funds that:

(a)	It is duly organized and existing as a limited liability company and in good standing under the laws of the State of Delaware.

(b)	It is empowered under applicable laws and by its Certificate of Formation and Operating Agreement to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	The (i) execution, delivery and performance of this Agreement by Administrator does not breach, violate or cause a default under any agreement, contract or instrument to which Administrator is a party or any judgment, order or decree to which Administrator is subject;

(ii) the execution, delivery and performance of this Agreement by Administrator has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by Administrator and Funds, this Agreement will be a valid and binding obligation of Administrator.

(e)	It has and will continue to have access to the necessary facilities, equipment, systems and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(f)	It currently maintains and shall at all times maintain insurance coverage adequate for the nature of its operations, including directors and officers, errors and omissions and fidelity bond insurance coverage. Upon the reasonable request of a Fund, it shall provide the Fund a certificate of insurance and shall notify the Fund if there are any material adverse changes to its insurance policies or coverage.

(g)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it which would prohibit its execution or performance of this Agreement. Its execution, delivery or performance of this Agreement will not conflict with or violate (i) any provision of the organizational or governance documents of Administrator or (ii) any law applicable to Administrator.

11.	Representations and Warranties of the Funds. The Funds each represent and warrant to Administrator that:

(a)	It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as a closed-end management investment company.

(b)	It is empowered under applicable laws and by its Declaration of Trust and Bylaws (collectively, the “Organizational Documents”) to enter into and perform this Agreement.

(c)	The Board of Trustees of each Fund has duly authorized it to enter into and perform this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, the Funds agree not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of Administrator hereunder without the prior written approval of Administrator, which approval shall not be unreasonably withheld or delayed; provided that in no event shall any modification or adoption of any investment policy, parameter or restriction of a Fund be deemed to affect materially the obligations or responsibilities of Paralel hereunder.

(e)	The (i) execution, delivery and performance of this Agreement by the Funds does not breach, violate or cause a default under any agreement, contract or instrument to which a Fund is a party or any judgment, order or decree to which a Fund is subject; (ii) the execution, delivery and performance of this Agreement by the Funds has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by Administrator and the Funds, this Agreement will be a valid and binding obligation of the Funds.

(f)	If the personnel of the Administrator serve as officers to a Fund, the officer position(s) filled by personnel of the Administrator, to the extent applicable, shall be covered by the Funds’ Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Funds shall use commercially reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of a Fund on substantially the same terms as such coverage is provided for the other persons serving as officers of the Fund after such persons are no longer officers of the Fund; or (iii) continued in the event a Fund merges or terminates, on substantially the same terms as such coverage is continued for the other Fund officers (but, in any event, in the case of (ii) or (iii) for a period of no less than six years). The Funds shall provide Administrator with proof of current coverage, including a copy of the Policy, and shall notify Administrator immediately should the Policy be cancelled or terminated.

(g)	If personnel of the Administrator serve as officers to a Fund, the Fund’s officer position(s) filled by personnel of the Administrator are named officer(s) in the Fund’s board resolutions and are subject to the provisions of the Fund’s Organizational Documents regarding indemnification of its officers.

12.	Documents. The Funds have furnished or will furnish, upon request, Administrator with copies of the each Fund’s Organizational Documents, advisory agreement, sub-advisory agreement (if applicable), custodian agreement, transfer agency agreement, administration agreement, other service agreements, current prospectus, statement of additional information, periodic fund reports and all forms relating to any plan, program or service offered by the Fund. The Funds shall furnish, within a reasonable time period, to Administrator a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Funds shall furnish promptly to Administrator any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by a Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

13.	Consultation Between the Parties. Administrator and the Funds shall regularly consult with each other regarding Administrator’s performance of its obligations under this Agreement. In connection therewith, the Funds shall submit to Administrator at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit a Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as such Fund may deem advisable, such right being in all respects absolute and unconditional.

14.	Liaison with Accountants, Custodians and Pricing Services; Assistance with Regulatory Examinations.

(a)	Accountants. Administrator shall act as a liaison with the Funds’ independent public accountants and shall provide account analyses, fiscal year summaries, and such other audit- related schedules as may be requested by the Funds’ independent public accountants or the Funds with respect to the Services provided by Administrator hereunder. Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Funds.

(b)	Pricing Services, Valuation. Administrator may utilize one or more pricing services, as directed by a Fund or the Funds’ investment adviser in its capacity as valuation designee in accordance with Rule 2a-5 under the 1940 Act (the “valuation designee”). The Funds or the valuation designee shall identify in writing to Administrator the pricing service(s) to be utilized on behalf of the Funds. For those securities where prices are not provided by the pricing service(s), in accordance with the 1940 Act, the Funds or the valuation designee shall provide valuations or approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to Administrator the resulting price(s). In the event a Fund or the valuation designee desires to provide a price that varies from the price provided by the applicable pricing service(s), the Fund or the valuation designee shall promptly notify and supply Administrator with the valuation of any such security on each valuation date. The Administrator is not the guarantor of the accuracy of the securities prices received from such pricing services and the Administrator is not liable to the Funds for errors (and shall be indemnified by any claims against Administrator for errors) in valuing the Funds’ assets or calculating the net asset value (the “NAV”) per share of the Funds when the calculations are based upon inaccurate prices provided by pricing services. Additional services listed in Appendix D apply to any data received from a pricing service(s) or similar service.

(c)	Custodians. The Funds acknowledge that Administrator may rely on and shall have no responsibility to validate the existence of assets reported by the Funds, the Funds’ adviser, or the Funds’ custodian, other than Administrator’s completion of a reconciliation of the assets reported by such parties. The Funds acknowledge that it is the responsibility of such Fund to validate the existence of assets reported to Administrator. Administrator may rely, and has no duty to investigate the representations of, the adviser, sub-adviser, the Funds, or the Funds’ custodian.

(d)	Examinations. Administrator shall provide reasonable assistance in connection with any examination of or inquiry related to the Funds by a regulatory authority that includes a review of Fund records maintained by Administrator. Administrator reserves the right to charge a reasonable fee for such services.

15.	Business Continuity Plan. Administrator shall maintain in effect a business continuity plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, Administrator shall, at no additional expense to the Funds, take commercially reasonable steps to minimize service interruptions. Upon a Fund’s reasonable request, Administrator shall provide supplemental information concerning aspects of its business continuity plan that are relevant to the Services.

16.	Addition of New Funds. The parties to this Agreement contemplate that additional funds ("Additional Funds") may be added as Funds from time to time after the date of this Agreement. The inclusion of an Additional Fund as a party to this Agreement shall be evidenced by execution of an addendum to this Agreement by all Parties and all references herein to the "Funds" shall include any such Additional Funds.

17.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”).

(b)	Renewal Terms; If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods (each a “Renewal Term” and collectively with the Initial Term, a “Term”) until terminated as provided herein.

(c)	Termination. The parties may terminate this Agreement, without payment of penalty, (a) if upon at least ninety (90) days prior to the end of applicable Term it gives the other party a written notice of non-renewal and termination, with such termination coinciding at the end of the applicable Term, or (ii) during any Renewal Term, upon at least 180 days written notice. Except if terminated in accordance with the preceding sentence or by Section 16(d), if this Agreement is otherwise terminated by a Fund, the Fund shall be obligated to pay Administrator the remaining balance of the minimum fees payable to Administrator under this Agreement for the Fund through the end of the applicable Term.

(d)	Termination for Cause. Administrator or each Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(i)	The other party (A) fails to materially meet its obligations hereunder or breaches any material term, condition or provision of this Agreement, which failure or breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching party gives the other party written notice of such breach, or (B) engages in willful misconduct, bad faith, gross negligence or reckless disregard in the performance of its duties, obligations and responsibilities set forth in this Agreement, which causes such party to break any material term, condition or provisions of this Agreement; or

(ii)	The other party (A) terminates or suspends its business, (B) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (C) becomes subject to any bankruptcy, insolvency or analogous proceeding, or (D) the other party becomes subject to a material Action (as defined below) or an Action that the terminating party reasonably determines could cause the terminating party reputational harm (in the case of the Funds, including any Action against an investment adviser, or other service provider of the Funds), or (v) where the other party is Administrator, material changes in governing documents, bylaws, or registration statement, or other assumptions relied upon by a Fund or the assumptions set forth are determined by a Fund, in its reasonable discretion, to materially affect the services provided by Administrator or the Administrator is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings.

“Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any person, including any government entity or authority.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, or other such date as agreed to by the parties.

(e)	Deliveries Upon Termination. Upon termination of this Agreement, Administrator agrees to cooperate in the orderly transfer of administration duties and shall deliver to such Fund(s) or as otherwise directed by the Fund (at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder. In the event Administrator gives notice of termination under this Agreement, it will continue to provide the Services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Fund uses all reasonable commercial efforts to appoint such replacement on a timely basis.

(f)	Fees and Expenses Upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Funds. Additionally, the Funds agree to pay to Administrator a reasonable fee (determined by Administrator) for Administrator’s services provided in connection with the Funds liquidating or converting to another service provider.

(g)	Liquidation or Conversion of a Fund. If, during the initial term of this Agreement, a Fund liquidates or converts, the fees and expenses as described in Appendix C will revert to those described in the Original Agreement.

18.	Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by a Fund without the prior written consent of Administrator, or by Administrator without the prior written consent of the Funds (except for assignment by the Administrator to a subsidiary affiliate).

19.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Delaware conflict with the 1940 Act or such rules, the latter shall control. Each party to this Agreement, by its execution hereof (i) irrevocably submits to the nonexclusive jurisdiction of the state courts of the State of Colorado or the United States District Courts for the State of Colorado for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement, and (ii) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

20.	Names. The obligations of the Funds entered into in the name or on behalf thereof by any trustee, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders, representatives or agents of the Funds personally, but bind only the property of such Funds, and all persons dealing with such Funds must look solely to the property of the relevant Fund for the enforcement of any claims against such Fund.

21.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

22.	Notices. Any notice, advice or report to be given pursuant to this Agreement shall be made in writing and deemed to have been given and received (a) when personally delivered, or delivered by same-day courier; or (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested; or (c) upon delivery when sent by prepaid overnight express delivery service (e.g., FedEx, UPS); or (d) when sent by email, upon the receipt by the sending party of confirmation of receipt by the receiving party, which shall not be unduly withheld by the receiving party;

To Administrator:

Paralel Technologies LLC
1700 Broadway Suite 1850

Denver, Colorado 80290
Attn: General Counsel

Email: legalnotice@paralel.com; chris@paralel.com

To the Funds:

XAI Funds Complex

321 N. Clark Street, Suite 2430

Chicago, Illinois 60654
Attn: Benjamin McCulloch

Email: bmcculloch@xainvestments.com

23.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

24.	Entire Agreement. This Agreement, together with any Appendices embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that Administrator may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

25.	Severability. Any covenant, provision, agreement or term contained in this Agreement that is prohibited or that is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without in any way invalidating, effecting or impairing the other provisions hereof.

26.	Survival. The provisions of Sections 4, 6, 16 (as applicable), 18, 24 and this Section 25 hereof shall survive termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

XAI OCTAGON FLOATING RATE & ALTERNATIVE INCOME TRUST,
A Delaware statutory trust

By:
Name:	Benjamin McCulloch
Title:	Chief Legal Officer and Secretary

XAI MADISON EQUITY PREMIUM INCOME FUND,
A Delaware statutory trust

By:
Name:	Benjamin McCulloch
Title:	Chief Legal Officer and Secretary

PARALEL TECHNOLOGIES LLC,
A Delaware limited liability company

By:
Name:	Jeremy May
Title:	Chief Executive Officer

APPENDIX A

FUNDS

XAI Octagon Floating Rate & Alternative Income Trust

XAI Madison Equity Premium Income Fund

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APPENDIX B

SERVICES

The below services to be performed by Administrator are included in the compensation noted on Appendix B.

Fund Administration

•	Prepare annual and semi-annual financial statements utilizing templates for standard layout and printing
•	Prepare quarterly financial statements two times per year (utilizing templates for standard layout and printing) to include: Income Statement; Statement of Assets and Liabilities, Statement of Cash Flows, Financial Highlights
•	Will be prepared within 60 days of the end of the applicable quarter.
•	Prepare and file Forms N-PORT and N-CEN
•	Host annual audits
•	Calculate monthly SEC standardized total return performance figures
•	Prepare required reports for quarterly Board meetings
•	Monitor expense ratios
•	Maintain budget vs. actual expenses
•	Manage fund invoice approval and bill payment process
•	Assist with placement of Fidelity Bond and E&O insurance
•	Coordinate reporting to outside agencies including Morningstar, etc.

Fund Accounting

•	Calculate daily NAVs
•	Transmit NAVs to NASDAQ, transfer agent, adviser and other third parties
•	Compute yields, expense ratios, portfolio turnover rates, etc.
•	Reconcile cash and investment balances with the Custodian
•	Support preparation of financial statements
•	Prepare and maintain required Fund Accounting records in accordance with the 1940 Act
•	Apply security valuations from appropriate sources consistent with the Fund’s pricing and valuation policies

Legal Administration

•	Coordinate preparation, EDGARization and filing Forms N-CSR and N-PX
o	Funds to provide proxy voting information in required form for Form N-PX
•	File Fidelity Bond with SEC
•	Coordinate annual shareholder meeting proxy filing and mailing process
•	Compile and distribute board materials for quarterly board meetings
•	Attend (virtually) and prepare initial draft of minutes for quarterly board meetings
•	Maintain board compliance calendar for the Funds with schedule for quarterly board matters and items

Compliance Administration

•	Perform post-trade prospectus & SAI and SEC investment restrictions, leverage/asset coverage, and limited derivative user monitoring (if applicable)*
•	Provide warning/alert notification with supporting documentation
•	Provide quarterly compliance testing certification to Board of Trustees as requested

B-1

Tax Administration

•	Calculate dividend and capital gain distribution rates
•	Prepare ROCSOP and required tax designations for annual report
•	Coordinate filing of income and excise tax returns
o	Audit firm to prepare and sign all returns as paid preparer
•	Calculate/monitor book-to-tax differences
•	Provide quarterly Subchapter M compliance monitoring and reporting
•	Provide tax re-allocation data for shareholder 1099 reporting in ICI standard format
•	Prepare and coordinate distribution of 19a-1 filings (as required)

* The Administrator may, as a courtesy and at the Fund(s) expense, provide the Funds access to 18f-4 VAR reports developed and supplied by third-party data providers with whom the Administrator maintains relationships. Such access is provided solely as a convenience and does not obligate the Administrator to continue providing access to these reports,; which may be discontinued at any time. In addition to the terms in Appendix D being applicable, the Fund(s) acknowledge that they assume all responsibility for any reliance on or use of these reports and the Administrator makes no representations or warranties regarding the accuracy, availability, completeness, or reliability of these reports. The Administrator shall not be liable for, and the Fund(s) shall indemnify and hold the Administrator harmless from any claims, losses, or liabilities (including any attorney’s fees) arising from the Funds(s)’s use of or reliance on such reports. Should Administrator become aware that access to the reports will be discontinued for any reason, it will use commercially reasonable efforts to inform the Fund(s) in sufficient time to seek an alternative data provider.

Revisions to, or the addition of new services to the services listed above (including but not limited to new or revised services related to regulatory changes or special projects) shall be subject to additional fees as determined by Administrator.

B-2

APPENDIX C

FEES AND EXPENSES

Out-of-Pocket Expenses

Without limiting any provision in this Agreement, the Funds shall be responsible and will reimburse Administrator for all out of pocket costs, including, among others, all security pricing and data fees (including but not limited to Gainskeeper, E&Y PFIC Analyzer, Bloomberg, GICS, MSCI, CUSIP, SEDOL), any fees or expenses charged by software systems utilized in connection to the provision of the Services (including but not limited to those related to the setup, maintenance, or use of, or the performance calculations for, a benchmark, index, fund, and/or share class), fees applicable to the use of third party benchmarks, bank loan sub-accounting fees, Blue Sky permit processing fees and state registration fees, board portal fees, SSAE 18 control review reports, travel expenses of Administrator individuals to in-person Board meetings and on-site reviews, typesetting, printing, filing and mailing fees (including additional fees or surcharges related to expedited typesetting, printing, filing and mailing events), registered representative state licensing fees, fulfillment costs, confirmations and investor statements, postage, statement paper, IRA custodial fees, NSCC interface fees, wire fees and other bank charges, E*Delivery services, customized programming/enhancements, enhanced reporting activities and any other expenses incurred in connection with Administrator’s performance of its duties under the Agreement. Administrator may provide certain services or data to the Funds that would otherwise be an out-of-pocket cost, these services will be billed to the Funds at the Administrator’s standard rates for such service.

C-1

APPENDIX D

ADDITIONAL TERMS APPLICABLE TO DATA SERVICES

In addition to the terms and conditions otherwise contained in the Agreement, the following terms and conditions apply to any services requiring third-party valuation, pricing, derivative, or security level data, or any other reference or similar data (as defined generally below as “Data”) (herein referred to as “Data Services”).

1.	Provision of Services.

(a)	Administrator may engage third-party persons or organizations (referred to as a “Supplier”) to assist in the provision of its duties of providing the Data Services; provided that, in such event, Administrator shall not be relieved of any of its obligations otherwise applicable under the Agreement.

2.	Use of Data; No Warranty; Termination of Rights.

(a)	As part of the provision of the Data Services, Administrator may provide or utilize security and/or issuer level reference data, risk metrics calculations, liquidity data, taxonomy data and other similar holdings classifications, as well as pricing or other market data (collectively, the “Data”) that may be supplied by Administrator or a third-party Suppliers. Any Data being provided to the Funds by Administrator directly or by a Suppliers are being supplied to the Funds for the sole purpose of completion of the Data Services. The Funds may use the Data only for purposes necessary for the Data Services. The Funds do not have any license or right to use the Data for purposes beyond the Data Services, including, but not limited to, resale to other users or use to create any type of historical database. Data cannot be passed to or shared with any other non-affiliated entity or used by Funds in a third party hosted system except as to complete the Services.

(b)	The Funds acknowledge the proprietary rights that Administrator and its Suppliers have in the Data. The Administrator and/or Supplier shall retain any intellectual property rights in the Data supplied to Funds in the provision of the Data Services under this Agreement. The Funds acknowledge the confidentiality provisions of the Agreement applies to any Data provided by Suppliers as part of the Data Services.

(c)	When required in the Administrator’s agreement with a Supplier (“Supplier Agreement”), the Funds acknowledge that such Supplier shall be considered a third-party beneficiary under this Agreement as it relates to the Data supplied by such Supplier in the Data Services and may enforce its rights under the applicable provisions of this Agreement. Upon termination of a Supplier Agreement or by request of Supplier (which may be communicated to the Administrator, who shall notify the Funds), the Funds agree to cease use of and delete any Data related to such Supplier Agreement from its systems, except as may be required by applicable law or regulatory requirements. Upon reasonable prior notice, the Funds agree to provide a Supplier with limited audit rights to reasonably ensure that Funds’ use of that Supplier’s Data (or its deletion, if applicable) is in accordance with the terms of this Agreement.

(d)	In reports or other materials created for the Funds or by the Funds using Data or as part of the Data Services, Administrator may require the inclusion of certain disclaimers that may be now or later required under a Supplier Agreement.

D-1

(e)	Administrator and its Suppliers shall have no liability to the Funds, or a third party, for errors, omissions or malfunctions in the Data or related services, other than the obligation of Administrator to endeavor, upon receipt of notice from a Fund, to correct a malfunction, error, or omission in any Data or related services.

(f)	The Funds acknowledge that the Data and related services are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities, in connection to the Data Services. Each Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data and related services, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

(g)	The Funds shall indemnify Administrator and its Suppliers against and hold Administrator and its Suppliers harmless from any and all losses, damages, liability, costs, including attorney's fees, resulting directly or indirectly from any claim or demand against Administrator or its Suppliers by a third party arising out of or related to the accuracy or completeness of any Data or related services received by the Funds, or any data, information, service, report, analysis or publication derived therefrom. Neither Administrator nor its Suppliers shall be liable for any claim or demand against a Fund by a third party related to the Data or provision of the Data Services.

(h)	Administrator and its Suppliers, nor the Funds shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

(i)	THE FUNDS HEREBY ACCEPT THE DATA AS IS, WHERE IS, ADMINISTRATOR AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER.

D-2

3.	Provisions applicable to Data from Suppliers containing evaluations.

(a)	In the event that a Fund at any time receives Data from Supplier containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:

i.	Evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which is best. No evaluation method, including those used by Supplier, may consistently generate approximations that correspond to actual "traded" prices of the instruments;

ii.	Supplier methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, each Fund acknowledges that there may be errors or defects in Supplier’s software, databases, or methodologies that may cause resultant evaluations to be inappropriate for use in certain applications; and

iii.	The Funds assume all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of use of evaluations and other pricing data provided via the Service in a Fund’s applications, regardless of any efforts made by Supplier in this respect. Each Fund shall indemnify and hold Supplier and Administrator completely harmless in the event that errors, defects, or inappropriate evaluations are made available via the Data.

D-3